[GRAPHIC OMITED]
SEQUIAM
CORPORATION


May  31,  2004

Mr.  David  Dobkin
68  South  State  Street
Suite  #300
Salt  Lake  City,  UT  84111

Dear  Mr.  Dobkin:

This Agreement modifies the existing employment agreement dated April 1,2004.

Sequiam Software, Inc. ('the Company") is pleased to offer you the position of President, of Sequiam Software, with an effective start date of April 1, 2004

As President you will serve the Company faithfully, diligently and to the best of your ability, under the direction of the President and Chief Executive Officer ("CEO") of Sequiam Corporation. You will render such services during the term of employment at the Company's principal place of business, or at such alternate locations as may be agreed upon with the CEO, and you will devote all of your business time to the performance of your duties.

You will have such duties and powers as generally pertain to the office of President, subject to the control of the CEO. The precise services and duties that you are obligated to perform may from time to time be changed, amended, extended or curtailed by the CEO of the Company.

The Term of your employment shall commence on the April 1, 2004 and continue thereafter for a term of three (3) years, as may be extended for successive one
(1) year periods or earlier terminated subject to the terms and conditions set forth below. The employment term shall automatically renew for successive one
(1) year periods unless, within sixty (60) days of the expiration of the then existing term, the Company or Employee provides written notice to the other party that it elects not to renew the term.

The Company will pay you a minimum annual salary of One Hundred and Fifty Thousand Dollars ($150,000) until such time as it as it acquires at least $3 million in new equity capital. Subsequently the Company will pay you a minimum annual salary of One Hundred and Seventy Five Thousand Dollars ($175,000), payable in equal installments at the end of such regular payroll accounting periods as are established by the Company.

Upon commencement of employment Company will issue to you 50,000 Sequiam Corporation common shares, subject to Rule 144 restrictions, to be delivered by June 30th.

                    300 Sunport Lane - Orlando, Florida 32809
                     Phone: 407.541.0773 - Fax: 407.240.1431
                       www.sequiam.com - sales@sequiam.com
                       ---------------

Mr. David Dobkin, page 2
May 31, 2004

In addition, the Company will, upon receiving a commitment for and closing on a minimum of $3 million in new equity or debt funding, pay you a sign-on bonus of $50,000 after tax to be paid within 30 days of closing of such capital unless mutually agreed to defer payment that in no case shall be later than Jan1, 2005.

In addition, the Company will pay an annual cash bonus that is to be calculated as of the close of financial books each year. The bonus is expected to be paid within thirty days, but in any event no later than sixty days after the close of the books. The cash bonus will be based upon three critical elements of executive performance: 1) Business Development essential for growing a new business pipeline and for sustaining future earnings, 2) Realized Revenue essential for meeting revenue expectations, and 3) Net Income essential for ensuring profitability.

Element 1: The cash bonus compensation payout for this element will be capped at 10% of base compensation and will be earned when Sequiam Software sales budget is met or exceeded. Element 2: The cash bonus compensation payout for this element will be based on a direct calculation of 3/4 of 1% of gross sales recognized in the calendar year. Element 3: The cash bonus compensation payout for this element will be capped at 10% of base compensation and will be earned when Sequiam Software net income budgets are met or exceeded. Bonus target adjustments may be made after initial budget approval to reflect subsequent changes corporate priorities or resource allocations by year and at the CEO's discretion.

Incentive Stock Options will be granted for 2 million common shares of the Sequiam Corporation at the market price as of the date of employment. The options will vest in three equal amounts over a three (3) year period. Vesting may be accelerated based upon reaching agreed upon stock price goals during the three-year term of employment, as follows: 1/3 of the options will vest upon the stock reaching $1.14 per share, 2/3 when stock reaches $2.29 per share and 100% vesting when the stock reaches $3.43 per share in keeping with a five-year goal of reaching $25 per share. The stock must average the indicated prices for 20 days before the goal is considered met.

In addition, the Company may adjust the salary from time to time, and award bonuses in cash, stock or stock options or other property and services.

During the term of employment, you shall be entitled to participate in all medical and other employee benefit plans, including vacation, sick leave, retirement accounts, profit sharing, stock option plans, stock appreciation rights, and other employee benefits, provided by the Company to employees similarly situated including a $600 per month car allowance.

The Company shall reimburse you for reasonable and necessary expenses incurred by you on behalf of the Company in the performance of your duties provided that such expenses are adequately documented in accordance with the Company's written policies.

You will devote as much of your business and professional time and effort, attention, knowledge, and skill to the management, supervision and direction of the Company's business and affairs as is necessary to ensure the success of the Company as determined solely by the CEO. You may not, during the term of employment be interested directly or indirectly, in any manner, as partner,

                    300 Sunport Lane - Orlando, Florida 32809
                     Phone: 407.541.0773 - Fax: 407.240.1431
                       www.sequiam.com - sales@sequiam.com
                       ---------------

Mr. David Dobkin, page 3
May 31, 2004

officer, director, stockholder, advisor, employee or in any other capacity in any other business; except that nothing shall prevent or limit your right to invest any of your surplus funds in the capital stock or other securities of any company or limited partnership, or whose stock or securities are publicly owned or are regularly traded on any public exchange; nor shall anything herein prevent you from investing or limit your right to invest your surplus funds in real estate; nor shall anything herein prevent you from serving in a volunteer capacity as officer, director, or advisor for professional or charitable organizations with which you are or may become affiliated.

Your employment during the initial three years and subsequent one-year renewals can be terminated for cause. The Company shall have no obligations beyond thirty days notice in the case of termination by cause. Incentive Stock Options vested at date of termination may be exercised in accordance with the Sequiam Company 2003 Employee Stock Incentive Plan. Termination for cause shall be defined as, and limited to gross dereliction of executive duties, including violation of any written company policies, violation of any federal or state laws that materially impact the company's financial performance, its reputation or relationships with customers.

The CEO of Sequiam Corporation may, at his sole discretion, terminate for reasons other than cause at any time with thirty days notice. Such reasons may include a desire to restructure the management team or change the executives' role within the Company. Under such conditions, the company's sole obligation is to fully vest all granted Incentive Stock Options, which may then be exercised and sold in accordance with any governing law. The company will also provide six months of base salary as a severance payable in cash over the six-month severance period.

Should Sequiam Corporation change ownership then all granted but unvested Incentive Stock Options shall immediately vest and may then be exercised and sold in accordance with any governing law. A payment shall be made to you equal to three years salary if such a change of control occurs during the first two years of employment, thereafter a one year payment of salary shall be made.

You shall not, in any manner, for any reasons, either directly or indirectly, divulge or communicate to any person, firm or company, any confidential information concerning any matters not generally known in the document management software industry or otherwise made public by the Company which affects or relates to the Company's business, finances, marketing and operations, research, development, inventions, products, designs, plans, procedures, or other data (collectively, "Confidential Information") except in the ordinary course of business or as required by applicable law.

You further agree that all documents and materials furnished to you by the Company and relating to the Company's business or prospective business are and shall remain the exclusive property of the Company as the case may be. You shall deliver all such documents and materials to the Company upon demand and in any event upon expiration or earlier termination of your employment. Any payment of sums due and owing to you by the Company upon such expiration or earlier termination shall be conditioned upon returning all such documents and materials, and

                    300 Sunport Lane - Orlando, Florida 32809
                     Phone: 407.541.0773 - Fax: 407.240.1431
                       www.sequiam.com - sales@sequiam.com
                       ---------------

Mr. David Dobkin, page 4
May 31, 2004

you expressly authorizes the Company to withhold any payments due and owing pending return of such documents and materials.

All ideas, inventions, and other developments or improvements conceived or reduced to practice by you, alone or with others, during the term of your employment, whether or not during working hours, that are within the scope of the business of the Company or that relate to or result from any of the Company's work or projects or the services provided by Employee to the Company pursuant to this Agreement, shall be the exclusive property of the Company. Employee agrees to assist the Company during the term, at the Company's expense, to obtain patents and copyrights on any such ideas, inventions, writings, and other developments, and agrees to execute all documents necessary to obtain such patents and copyrights in the name of the Company.

Welcome to Sequiam Corporation, we look forward to many successful years together.

Sincerely,




Nicholas H. VandenBrekel
President and CEO




Accepted and agreed to:
May 31, 2004




_________________________________________
David Dobkin

                    300 Sunport Lane - Orlando, Florida 32809
                     Phone: 407.541.0773 - Fax: 407.240.1431
                       www.sequiam.com - sales@sequiam.com
                       ---------------